Exhibit 10.15

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Agreement”) is entered into as of June 29, 2012, by and between Niels Jonker (the “Jonker”); ACMECORP LLC, a Virginia limited 1iability company (“ACMECORP”, and jointly and severally with Jonker, the “Executive”)); and Boingo Wireless, Inc., a Delaware corporation (the “Company”).

1.                                         Transition Period.

(a)                                  Jonker will continue his title, position and duties as the Company’s Chief Technology Officer through June 30, 2012 (the “Transition Period,” and the last day of the Transition Period, the “Transition Date”). Following the termination of this Agreement, Executive will return to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on the Executive’s computer(s) that contain information belonging to the Company. However, upon written notice to the Company, the Executive is permitted to purchase his Company laptop, iPad, and iPhone from the Company at a mutually agreed price deemed to be the fair market value of such items as of June 30, 2012. Following the termination of this Agreement, Executive shall scrub the equipment for any property that belongs to the Company and shall provide a certificate to the Company representing that said scrubbing has been accomplished.

(b)                                 During the term of this Agreement, in connection with Executive’s transactions in the Company’s stock of which Executive has promptly notified the Company, the Company shall prepare and transmit on behalf of Executive those filings required under Section 16 of the Security Exchange Act of 1934, as amended. Notwithstanding the foregoing, Executive shall remain ultimately responsible for the content, accuracy and timeliness of such filings. The Executive shall cooperate with the Company and shall promptly provide all such information as the Company requires in order prepare such filings on behalf of the Executive.

2.                                         Consulting Services.

(a)                                  Jonker will terminate full-time employment on the Transition Date. Immediately thereafter, the Executive will provide consulting services to the Company through ACMECORP for 10 hours per week (or one full 10-hour day per week) (the “Consulting Services”). Any shortfalls in hours provided in any week shall carry over into subsequent time periods, and upon the termination of this Agreement, Executive shall have either provided the minimum accumulated hours of Consulting Services to Company, or Executive shall refund the Company at the blended rate of compensation received per hour for any shortfall. Subject to the carry-over provisions in the previous sentence, Executive will be compensated for hours worked in excess of 10 per week in accordance with Section 3 below, provided that such excess hours have been approved in advance by the Company.

(b)                                 While providing the Consulting Services, the Executive will (a) continue to provide the Company with strategic technology services; (b) assist with the transfer of Executive’s duties to his appointed successor (currently, Mr. Alan Lang); (c) perform the duties set forth in Appendix I, (c) keep accurate and complete records/time sheets of all work performed, and provide such records to Company on a monthly basis, and (e) perform other duties assigned by the Company’s Chief Executive Officer from time to time. The Executive will be responsible for maintaining, at his own expense, a place of work, any necessary equipment and supplies, and appropriate communications facilities.

3.                                            Compensation Arrangements.

(a)                                  While providing the Consulting Services, the Executive will receive compensation in the amount of $10,000 per month (“Base Rate”). Upon presentation by the Executive of an invoice accompanied by supporting documentation satisfactory to the Company, the Company shall reimburse the Executive monthly for reasonable expenses, including (without limitation) reasonable travel expenses, incurred directly on behalf of the Company in connection with performing the Consulting Services. In addition, the Executive will receive compensation in the amount of $259 per hour for actual time spent travelling (i.e., flying on an airplane or riding on a train, but excluding delays, hotel stays, time for meals consumed, waiting time, etc.) and compensation in the amount of $518 per hour for each hour (or part thereof) worked in excess of 10 per week. All such fees shall be invoiced and paid monthly.

(b)                                 Any expense reimbursements to Executive shall be made or provided in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including but not limited to the following conditions: (i) the amount of any such expense reimbursement or in-kind benefit provided to the Executive during his taxable year shall not affect any expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of the eligible expense shall be made no later than the last day of the Executive’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any reimbursement shall not be subject to liquidation or exchange for another benefit or payment.

(c)                                  While the Executive is providing the Consulting Services, if the Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the full amount of the Executive’s COBRA premiums on behalf of the Executive for the Executive’s continued coverage under the Company’s health, dental and vision plans, including coverage for the Executive’s eligible dependents for a period not to exceed 18 months following the Transition Date (the “COBRA Coverage”). The Executive is required to notify the Company immediately if the Executive becomes covered by a medical, dental or vision insurance plan of a subsequent employer.

(d)                                 Notwithstanding the foregoing, if the Company determines that it cannot provide the foregoing subsidy of COBRA Coverage without potentially violating or causing the Company to incur additional expense as a result of noncompliance with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company may instead provide the Executive with a taxable monthly payment in an amount equal to 140 percent of the monthly COBRA premium that the Executive would otherwise be required to pay to continue group health coverage. The Executive has no right to an additional gross-up payment to account for the fact that such COBRA premium amounts are paid on an after-tax basis.

(e)                                  If this Agreement continues beyond the maximum COBRA Coverage period described in Section 3(c) above, then the Base Rate will be increased to an amount equal to $10,000 plus 140 percent of the monthly COBRA premium paid in the last month of the COBRA Coverage period.

(f)                                    Except as provided herein, the Executive shall not be eligible to participate in any of the Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs.

4.                                        Stock Options.

(a)                                  Provided that the Executive seamlessly transitions from employment to consulting status without interruption as contemplated in Section 2(a), any stock options held by the Executive (the “Options”) will continue to vest and remain outstanding according to their existing terms and conditions while the Executive performs the Consulting Services, as set forth in the relevant Stock Option Agreements for such Options (the “Stock Option Agreements”). The existing applicable Stock Option Agreements between the Executive and the Company evidencing the Options will remain in full force and effect, and the parties agree to remain bound by those agreements. Once the Executive is no longer performing the Consulting Services, the Options will cease vesting and the Executive may exercise any outstanding Option until the earlier of (i) three months after Executive ceases providing the Consulting Services, or (ii) the original maximum term of the Option.

(b)                                 To the extent that any Options qualify as “incentive stock options” within the meaning of Section 422(d) of the Code, they will continue to do so until the date that is three months following the Transition Date. To the extent that the Options remain outstanding thereafter (i.e., as a result of the Executive providing the Consulting Services), they will be treated as nonstatutory stock options and the Executive will need to satisfy all applicable federal and state income and employment withholding taxes incurred in connection with any exercise of such Options.

5.                                        Independent Contractor.  In performing the Consulting Services for the Company pursuant to this Agreement, the Executive shall act in the capacity of an independent contractor with respect to the Company and not as an employee of the Company. As an independent contractor, the Executive shall accept any directions issued by the Company pertaining to the goals to be attained and the results to be achieved by him but shall be solely responsible for the manner and hours in which he will perform the Consulting Services under this Agreement. The Company shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage or any other statutory benefit to the Executive. The Executive shall comply at his expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, OSHA regulations, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors.

6.                                         Term of Agreement.

(a)                                  Termination upon Notice.  The initial term of this Agreement shall be twelve months, and may be extended by the mutual agreement of the Executive and the Company for additional periods of six months. The Executive or the Company may terminate this Agreement at any time by giving the other party three months’ advance notice in writing. The Executive’s obligations under Sections 7, 8, 10, 11, 12 and 13 of this Agreement and any remedies for breach of this Agreement shall survive any expiration or termination of this Agreement. The Company may communicate such obligations to any other (or potential) client or employer of the Executive.

(b)                                 Unpaid Fees and Expenses.  Upon the termination of this Agreement under Subsection (a) above, the Executive shall be entitled to (i) the accrued and earned portion of his fee, and (ii) reimbursement of expenses that were incurred before the termination becomes effective and are reimbursable under this Agreement.

7.                                         Release of All Claims.  In consideration for the Company agreeing to continue the Executive’s employment through the Transition Date, to the fullest extent permitted by applicable law, the Executive hereby waives, releases and promises never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to the Executive’s employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement or any claim to indemnification under Section 2802 of the California Labor Code.

8.                                         Waiver.  The Executive expressly waives and releases any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

9.                                         No Admission.  Nothing contained in this Agreement will constitute or be treated as an admission by the Executive or the Company of liability, any wrongdoing or any violation of law.

10.                                  No Disparagement.  The Executive agrees never to make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law. The Company agrees that it will use its reasonable efforts to prevent its officers and directors from ever making any negative or disparaging statements (orally or in writing) about the Executive, except as required by law.

11.                                   Other Agreements.

(a)                                  The Executive will remain bound by the following agreements between the Executive and the Company in accordance with their terms: (i) the Employee Inventions and Confidentiality Agreement, dated June 26, 2001, (ii) the Mutual Agreement to Arbitrate Claims, dated June 26, 2001, (iii) the Employee Noncompetition Agreement, dated July 19, 2001, and (iv) the Waiver and Amendment, dated May 24, 2005. With respect to the Employee Non-Competition Agreement dated July 19, 2001, the period of employment by the Company shall be deemed to have terminated June 30, 2012, for purposes of calculating the periods of restrictions set forth in said Employee Non-Competition Agreement.

(b)                                 Except as expressly provided in this Agreement, this Agreement renders null and void all other prior agreements between the Executive and the Company, including the Letter Agreement between the Executive and the Company dated April 11, 2011. This Agreement constitutes the entire agreement between the Executive and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by the Executive and a duly authorized officer of the Company.

12.                                   Work for Others.

(a)                                  The Company recognizes and agrees that the Executive may perform services for other parties, provided that such services do not represent a conflict of interest or a breach of the Executive’s duty to the Company. The Executive shall not disclose any confidential information of the Company nor shall the Executive disclose to the Company any confidential information of any third party to whom the Executive is providing services.

(b)                                 The Company acknowledges that the Executive is engaged in the business of innovation and invention. For all purposes herein, the term “Inventions,” as defined below, shall include only software systems, technologies and techniques (and all related intellectual property rights) related to the Company’s business, including, without limitation, wireless technology, wireless networking, wireless networks, and the monetization, use, operation, design and security of wireless networks. Executive is free to innovate in any other area without granting the Company any rights whatsoever to such innovations as intellectual property.

13.                                   Ownership; Rights; Proprietary Information; Publicity.

(a)                                  The Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, trademark rights, mask work rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by the Executive that arise out of, the Consulting Services or any Proprietary Information (as defined below) (collectively, the “Inventions”), and the Executive shall promptly disclose and provide all Inventions to the Company. The Executive hereby makes all assignments necessary to accomplish the foregoing ownership. The Executive shall further assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments and to perfect, obtain, maintain, enforce and defend any rights assigned. The Executive hereby irrevocably designates and appoints the Company as an agent and attorney-in-fact to act for and in the Executive’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by the Executive.

(b)                                 The Executive agrees that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) that the Executive develops during the term of this Agreement, learns or obtains that relate to the Company or the business or demonstrably anticipated business of the Company or that are received by or for the Company in confidence, constitute “Proprietary Information.” The Executive shall hold in confidence and not disclose or, except in performing the Consulting Services, use any Proprietary Information. However, the Executive shall not be obligated under this paragraph with respect to information that the Executive can document is or becomes readily publicly available without restriction through no fault of the Executive. Upon termination of this Agreement and as otherwise requested by the Company, the Executive shall promptly return to the Company all items and copies containing or embodying Proprietary Information, except that the Executive may keep his personal copies of his compensation records and this Agreement. The Executive also recognizes and agrees that the Executive has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that the Executive’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

(c)                                  To the extent allowed by law, Subsection (a) above and any license to the Company hereunder include all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral” or the like. Furthermore, the Executive agrees that notwithstanding any rights of publicity, privacy or otherwise (whether or not statutory) anywhere in the world and without any further compensation, the Company may and is hereby authorized to use the Executive’s name in connection with promotion of its business, products and services. To the extent any of the foregoing is ineffective under applicable law, the Executive hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible. The Executive shall confirm any such ratifications and consents from time to time as requested by the Company. If any other person provides any Consulting Services, the Executive shall obtain the foregoing ratifications, consents and authorizations from such person for the Company’s exclusive benefit.

(d)                                 If any part of the Consulting Services or Inventions is based on, incorporates or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating, technology or intellectual property rights owned or licensed by the Executive and not assigned hereunder, the

Executive hereby grants the Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of the Company’s exercise or exploitation of the Consulting Services, Inventions, other work performed hereunder or any assigned rights (including any modifications, improvements and derivatives of any of them).

(e)                                  The parties agree that, notwithstanding anything to the contrary contained in this Agreement, “Exempt Work,” as defined in the Waiver and Amendment, dated May 24, 2005, shall not be considered “Inventions” for purposes of this Agreement and shall otherwise be exempt from the provisions of this Section 13.

14.                                 Severability.  If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

15.                                 Choice of Law.  This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than its choice-of-law provisions).

16.                                 Assignment and Successors.  Neither party shall assign any right or delegate any obligation hereunder without the other party’s written consent, and any purported assignment or delegation by a party hereto without the other party’s written consent shall be void. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and the Executive, his heirs, executors, administrators and legal representatives.

17.                                 Notice.  All notices under this Agreement shall be in writing and shall be deemed given (a) when personally delivered to the other party, or (b) three days after being sent by prepaid certified or registered U.S. mail to the other party.

18.                                 Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Mutual Agreement to Arbitrate Claims, by and between the Executive and the Company dated June 26, 2001.

19.                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

/s/ Niels Jonker
Niels Jonker

BOINGO WIRELESS, INC.

By	/s/ David Hagan
Title:	President & CEO

APPENDIX I

1.                                            Technology vision and leadership

a.                                       Keep abreast of industry developments, inform team members as needed

b.                                      Assist VP Product and SVP, Engineering in determining product/engineering direction

c.                                       Continue to provide executive support as needed (meetings, briefings, calls)

d.                                      Continue to provide support/background to press as needed

2.                                            Intellectual Property

a.                                       Continue to work on existing Boingo patent applications

b.                                      Complete utility applications for filed provisional applications

c.                                       Continue to identify additional opportunities to file new applications and create/assist in creating those applications

3.                                            Continue working with strategic vendors, partners and suppliers

4.                                            Advise staff on strategic technology and systems issues